EXHIBIT 5.1

                          LATHAN & WATKINS
                          Attorneys at Law
                     701 "B" Street, Suite 2100
                   San Diego, California 92101-8197
                      Telephone (619)236-1234
                          Fax (619)696-7419


                          November 28, 2000


Sempra Energy
101 Ash Street
San Diego, California 92101

     Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

In connection with the registration by Sempra Energy, a California corporation (the "Company"), of 1,500,000 stock appreciation units (the "Units") of the Company to be issued pursuant to the Sempra Energy Consolidated Unregulated Businesses Long Term Incentive Plan (the "Plan") under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 28, 2000 (as amended from time to time, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Units, and for purposes of this opinion, have assumed the terms of such issuance will otherwise be in compliance with law. As such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Units, when granted by the Company in accordance with the terms of the Plan, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered above relating to the enforceability of the Units are subject to the following exceptions, limitations and qualifications:

-- the effect of bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

-- the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and

-- to the extent that enforceability may be limited due to the existence of an untrue statement of a material fact in the Registration Statement or omission to state a material fact therein necessary to make the statements in the Registration Statement not misleading; it being understood that we express no view with respect thereto.

We consent to your filing this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            /s/ LATHAM & WATKINS

                            LATHAM & WATKINS